Exhibit 10.2

ROBBINS & MYERS, INC.

AWARD AGREEMENT

PERFORMANCE SHARE AWARD TO

This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and                                          (“Executive”).

A. The Company has established a 2012 Long-Term Incentive Plan (the “2012 LTIP”) as a sub-plan under its 2004 Stock Incentive Plan As Amended (the “2004 Plan”), copies of the 2012 LTIP and 2004 Plan have been delivered to Executive and are incorporated herein by this reference;

B. For the purpose of encouraging Executive to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the period from September 1, 2011 through August 31, 2014 (the “Performance Period”), the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Performance Shares should be awarded under the 2012 LTIP to Executive; and

C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the 2004 Plan.

NOW, THEREFORE, THE COMPANY AND EXECUTIVE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:

SECTION 1. PERFORMANCE SHARE AWARD.

1.1 Grant of Performance Shares

(a) The Company hereby grants to Executive on October     , 2011 (the “Award Date”), subject to the terms and conditions of the 2012 LTIP, the 2004 Plan and this Agreement,                                          (                ) Performance Shares (the “Performance Shares”) as a Performance Share Award under the 2004 Plan. Each Performance Share represents the right to receive one Common Share on August 31, 2014 if the performance goals established pursuant to the 2012 LTIP (the “Performance Goals”) for the Company’s fiscal years ending August 31, 2012 (“Fiscal 2012”), August 31, 2013 (“Fiscal 2013”), and August 31, 2014 (“Fiscal 2014”) are satisfied, provided Executive is continuously employed by the Company through August 31, 2014 (the “Vesting Date”). Each of Fiscal 2012, Fiscal 2013 and Fiscal 2014 is referred to herein as a “Performance Year”, and one-third of the Performance Shares shall be allocated to each of the Performance Years. The number of Performance Shares actually delivered to Executive on the Vesting Date is subject to adjustment based on Fiscal 2012, Fiscal 2013 and Fiscal 2014 results as more fully set forth in the 2012 LTIP.

(b) For each Performance Share earned and vested, Executive will be awarded dividend equivalents on the Vesting Date (or such other date as the Performance Shares are paid pursuant to Section 1.6), with the dividends being calculated as if Executive had owned the shares from the Award Date through the Vesting Date (or such other date as the Performance Shares are paid pursuant to Section 1.6). The aggregate amount of dividend equivalents will be divided by the average closing price of the Common Shares in August 2014 (or such other month ending immediately prior to the month in which the Performance Shares are paid pursuant to Section 1.6) to arrive at the number of additional Common Shares Executive will receive.

(c) If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to the Common Shares, or any merger, reorganization, consolidation or other change in corporate structure affecting the Common Shares, the Committee may, consistent with the terms of the 2004 Plan, cause an adjustment to be made in (i) the number and kind of Common Shares subject to the then outstanding Performance Shares, (ii) the Performance Goals applicable to the Performance Shares, and (iii) any other terms of the Performance Share Award that are affected by the event.

(d) Upon the date provided pursuant to Section 1.6, and upon the satisfaction of all other applicable conditions with respect to the Performance Share Award, the Company shall deliver or cause to be delivered to Executive the Common Shares underlying the Performance Shares that have been earned through achievement of the Performance Goals and that have become vested in accordance with Section 1.1(a).

1.2 Restrictions

(a) Performance Shares may not be sold, transferred, assigned or subject any encumbrance, pledge, or charge or disposed of for any reason.

(b) Except as otherwise provided in Section 1.4 or Section 1.5, any Performance Shares for which the applicable Performance Goals have not been met shall be cancelled and shall be of no further force and effect. Except as otherwise provided in Section 1.4 or Section 1.5, any Performance Shares earned based on the achievement of Performance Goals for a Performance Year shall be cancelled and shall be of no further force and effect if Executive fails to satisfy the continuous employment requirement of Section 1.1(a).

(c) Any attempt to dispose of Performance Shares or any interest in such shares in a manner contrary to the 2004 Plan or this Agreement shall be void and of no effect.

1.3 Performance Goals

Subject to the provisions contained in Section 1.4 and Section 1.5, the Performance Goals for each Performance Year awarded herein shall be established as set forth in the 2012 LTIP.

1.4 Change of Control during the Performance Period

In the event of a Change of Control of the Company during the Performance Period, provided that the Executive remains continuously employed by the Company until such Change of Control, all Performance Shares shall automatically become fully earned and vested on the date when the Change of Control is deemed to have occurred at the target number of Performance Shares determined in accordance with the 2012 LTIP.

1.5 Termination of Employment and Forfeiture

In the event of the termination of Executive’s employment prior to the Vesting Date (and a Change of Control has not occurred at the time of termination of Executive’s employment), the Performance Shares shall be forfeited unless the reason for Executive’s termination of employment was Disability, death, Retirement, or, to the extent provided in the Employment Agreement, if any, termination by the Company without Cause or termination by the Executive for Good Reason, in which case the Performance Shares shall vest as follows:

(a) Retirement, Termination without Cause or for Good Reason during the Performance Period. In the event of Executive’s termination of employment during the Performance Period on account of Retirement, or, to the extent provided in the Employment Agreement, if any, termination by the Company without Cause or termination by the Executive for Good Reason, then Executive shall vest in a number of Performance Shares equal to the sum of (i) the actual number of Performance Shares (if any) earned in accordance with the 2012 LTIP based on actual performance of the Company during any Performance Year(s) ended prior to Executive’s termination of employment, plus (ii) the product of (A) the actual number of Performance Shares (if any) earned in accordance with the 2012 LTIP for the Performance Year in which Executive’s termination of employment occurs based on the actual performance of the Company during such Performance Year, multiplied by (B) a fraction, the numerator of which is the number of full and partial months of employment that the Executive completed during the Performance Year in which Executive’s termination of employment occurs, and the denominator of which is 12 months (and rounded down to the next whole number).

(b) Disability or Death during the Performance Period. In the event of Executive’s termination of employment during the Performance Period on account of Disability or death, all Performance Shares shall automatically become fully earned and vested on the date of termination due to Disability or death at the target number of Performance Shares determined in accordance with the 2012 LTIP.

1.6 Payment of Vested Performance Shares

The Company shall deliver to Executive (or Executive’s estate in the event of Executive’s death) the Common Shares underlying the Performance Shares that have become vested in accordance with Section 1 within ninety (90) days following the earlier of (A) the Vesting Date; (B) Executive’s “separation from service” within the meaning of Section 409A of the Code; or (C)

the occurrence of a “change in the ownership,” “a change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. Notwithstanding the foregoing, in the event that the earlier to occur of the events described in (A), (B) and (C) of the preceding sentence is Executive’s “separation from service” for any reason other than death, the Company shall deliver the Common Shares underlying the vested Performance Shares within ninety (90) days following the end of the Performance Year in which Executive’s “separation from service” occurs, but no earlier than the first day of the seventh month following Executive’s “separation from service” (or, if earlier, within ninety (90) days after Executive’s death).

1.7 Section 162(m) Award

The Performance Share Award made herein is intended to be a Section 162(m) Award as defined in the 2004 Plan and the provisions of the 2004 Plan applicable to such awards shall control the interpretation and performance of this Agreement.

1.8 Payment of Applicable Taxes

No Common Shares shall be delivered to Executive hereunder until any taxes payable by Executive with respect to the Common Shares have been withheld by the Company or paid by Executive. Executive may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Executive, including those that have been earned under the Plan, or (iii) by a combination of the methods described above

SECTION 2. REPRESENTATIONS OF EXECUTIVE.

Executive hereby represents to the Company that Executive has read and understands the provisions of this Agreement, the 2012 LTIP and the 2004 Plan, and Executive acknowledges that Executive is relying solely on his or her own advisors with respect to the tax consequences of this Performance Share Award.

SECTION 3. NOTICES.

All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Attention: Vice President, Human Resources

To Executive:	At the last residence address of Executive on file with the Company.

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.

SECTION 4. PLAN CONTROLLING; CLAWBACK POLICY.

The Award is subject all of the terms conditions of the 2004 Plan. In the event of a conflict between the 2004 Plan and the 2012 LTIP or this Agreement, the provisions of the 2004 Plan shall control. The Robbins & Myers, Inc. Compensation Clawback Policy dated October 5, 2010 is hereby incorporated by reference.

SECTION 5. GOVERNING LAW.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.

SECTION 6. SEVERABILITY.

Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

SECTION 7. STRICT CONSTRUCTION.

No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.

SECTION 8. DEFINITIONS.

(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 50% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(b) “Cause” shall have the meaning ascribed to it in the Employment Agreement, if any.

(c) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Executive, Company includes any Subsidiary of the Company.

(d) “Employment Agreement” [means that certain Employment Agreement as Amended, dated October 9, 2008, between the Company and the Executive, as the same may be modified or amended].

(e) “Good Reason” shall have the meaning ascribed to it in the Employment Agreement, if any.

(f) “Retirement” means the Executive’s Early Retirement or Normal Retirement as defined in the 2004 Plan.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the Award Date.

ROBBINS & MYERS, INC.

By:

Name:	Thomas P. Loftis
Chairman of the Board

EXECUTIVE

Name: